EXHIBIT 16.1

February 1, 2008

U.S Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Camelot Entertainment Group, Inc.

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 1, 2008 regarding the change of auditors.  We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/  Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas